Exhibit (d)(9)

SHAREHOLDER TENDER AND SUPPORT AGREEMENT

This SHAREHOLDER TENDER AND SUPPORT AGREEMENT (this “Agreement”) is made, entered into and intended to be effective as of August 27, 2013 by and among the undersigned shareholder of Analysts International Corporation, a Minnesota corporation (the “Shareholder”), and AMERICAN CYBERSYSTEMS, INC., a Georgia corporation (“Parent”). Capitalized terms used but not defined herein have the meanings assigned to them in that certain Agreement and Plan of Merger dated as of the date of this Agreement (the “Merger Agreement”) among Parent, ACS MERGER CORP, a Minnesota corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and ANALYSTS INTERNATIONAL CORPORATION, a Minnesota corporation (the “Company”).

WHEREAS, Shareholder beneficially owns (as defined in Rule 13d-3 under the Exchange Act, as amended) shares of common stock, $0.10 par value, of the Company (“Shares”) or options to purchase Shares;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into the Merger Agreement, which provides for, among other things, the making of a tender offer by Merger Sub for all of the outstanding Shares and the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth therein; and

WHEREAS, as a condition to Parent’s willingness to enter into the Merger Agreement, Parent has required that Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound, the parties hereby agree as follows:

Section 1. Agreement to Tender. Shareholder hereby agrees to validly tender or cause to be tendered in the Offer any and all Shares currently beneficially owned by Shareholder (excluding for purposes of this Section 1 any Shares that are the subject of unexercised Options) and any additional Shares with respect to which Shareholder becomes the beneficial owner (including whether by purchase, by the exercise of Options or otherwise) after the date of this Agreement (collectively, the “Subject Shares”) pursuant to and in accordance with the terms of the Offer no later than ten (10) Business Days following the commencement of the Offer pursuant to Section 1.1 of the Merger Agreement. Shareholder agrees that once its Subject Shares are tendered, Shareholder will not withdraw or cause to be withdrawn any of the Subject Shares from the Offer, unless and until this Agreement shall have been terminated in accordance with Section 9(d). If the Offer or this Agreement is terminated in accordance with its terms, Parent and Merger Sub shall cause the depository acting on behalf of Parent and Merger Sub to return all tendered Shares to the Shareholder promptly.

Section 2. Voting Agreement. Shareholder agrees that Shareholder shall, unless Parent votes the Shares directly pursuant to the proxy granted by Section 3 below, vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) with respect to all Subject Shares, in each case, to the fullest extent that the Subject Shares are entitled to be voted at the time of any shareholder vote or action by written consent:

(a)          in favor of (i) the adoption and approval of the Merger Agreement and the terms thereof and (ii) without limitation of the preceding clause (i), the approval of any proposal to adjourn or postpone the Company Shareholders Meeting to a later date if there are not sufficient votes for adoption and approval of the Merger Agreement on the date on which a Company Shareholders Meeting is held;

(b)          against any action or agreement that is intended, or could reasonably be expected, to impede, hinder, prevent, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement; and

(c)          against any agreement or arrangement relating to a Takeover Proposal.

Subject to the proxy granted under Section 3 below, Shareholder shall retain at all times the right to vote the Subject Shares in Shareholder’s sole discretion and without any other limitation on those matters other than those set forth in Sections 2(a) – (c) that are at any time or from time to time presented for consideration to the Company’s shareholders generally.

Section 3. Irrevocable Proxy. Shareholder hereby irrevocably grants to, and appoints, Parent as attorney-in-fact and proxy for and on behalf of Shareholder, for and in the name, place and stead of Shareholder, to:

(a)          attend any and all Company Shareholder Meetings;

(b)          vote, express consent or dissent or issue instructions to the record holder to vote the Subject Shares in accordance with the provisions of Section 2 at any such meeting; and

(c)          grant or withhold, or issue instructions to the record holder to grant or withhold, in accordance with the provisions of Section 2, all written consents with respect to the Subject Shares.

The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of Shareholder) until the end of the Agreement Period (as defined below) and shall not be terminated by operation of applicable Law or upon the occurrence of any event other than the termination of this Agreement pursuant to Section 9(d). Shareholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. Shareholder hereby affirms that the irrevocable proxy set forth in this Section 3 is given in connection with and granted in consideration of and as an inducement to Parent entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of the Shareholder under Section 2 hereof. Parent covenants and agrees with Shareholder that Parent will exercise the foregoing proxy consistent with the provisions of Section 2 hereof.

Section 4. Representations and Warranties of Shareholder. Shareholder represents and warrants to Parent as follows:

(a)          Authorization. Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform Shareholder’s obligations hereunder. This

2

Agreement has been duly executed and delivered by Shareholder and constitutes a valid and legally binding obligation of Shareholder (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)          No Violation. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of Shareholder’s obligations hereunder will not, (A) contravene, conflict with, or result in a violation or breach of any provision of applicable Law or any judgment, injunction, order or decree of any Governmental Authority with competent jurisdiction or (B) constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Shareholder is entitled under any provision of any agreement or other instrument binding upon Shareholder. No consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Authority or any other Person is required by or with respect to Shareholder in connection with the execution and delivery of this Agreement by Shareholder or the performance by Shareholder of Shareholder’s obligations hereunder.

(c)          Ownership of Subject Shares. As of the date hereof, Shareholder is, and (except with respect to any Subject Shares accepted for payment pursuant to the Offer) at all times during the Agreement Period will be, the beneficial owner of the Subject Shares, free and clear of all Liens, and with no restrictions on Shareholder’s rights of disposition pertaining thereto, except for any applicable restrictions on Transfer under the Exchange Act. Except to the extent of any Subject Shares acquired after the date hereof (which shall become Subject Shares upon that acquisition), the number of Shares set forth on Schedule A opposite the name of Shareholder are the only Shares beneficially owned by Shareholder on the date of this Agreement. Other than the Subject Shares and any Shares that are the subject of unexercised Company Stock Options held by Shareholder (the number of which is set forth opposite the name of Shareholder on Schedule A), Shareholder does not own any Shares or any options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no interest in or voting rights with respect to any securities of the Company.

(d)          Proxy. None of the Subject Shares are subject to any voting agreement on the date of this Agreement, except pursuant to this Agreement. Shareholder further represents that any proxies heretofore given in respect of the Subject Shares, if any, are revocable, and hereby revokes such proxies.

(e)          Absence of Litigation. There is no action, suit, investigation or proceeding pending against, or, to the knowledge of Shareholder, threatened against or otherwise affecting, Shareholder or any of his or her properties or assets (including the Subject Shares) that could reasonably be expected to impair the ability of Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 5. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub, jointly and severally, hereby represents and warrants to the Shareholder as follows:

(a)          Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws

3

of its jurisdiction of incorporation and has all corporate power and authority to carry on its business as now conducted. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of Parent and Merger Sub and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)          Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) contravene, conflict with, or result in a violation or breach of any provision of any applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent is entitled under any provision of any agreement or other instrument binding upon Parent or (iv) result in the creation or imposition of any Lien on any asset of the Parent, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to perform their obligations under this Agreement.

Section 6. Takeover Proposals. Shareholder hereby agrees that he or she shall not, directly or indirectly, (i) initiate, solicit, or knowingly encourage or facilitate (including through the furnishing of any nonpublic information) the submission or announcement of any proposal that could lead to any Takeover Proposal; (ii) participate in any discussions or negotiations with any third party with respect to any Takeover Proposal or any inquiry or indication of interest that would reasonably be expected to lead to a Takeover Proposal; (iii) approve, endorse or recommend any Takeover Proposal; (iv) enter into any document or Contract contemplating or otherwise relating to any Takeover Proposal; or (v) otherwise cooperate in any way with, assist or participate in, or knowingly encourage or facilitate (including through the furnishing of any nonpublic information regarding the Company in connection with or in response to a Takeover Proposal or an inquiry or indication of interest that could lead to a Takeover Proposal or providing access to the properties, books, records or management of the Company) any effort or attempt by any third party to do or seek any of the foregoing. Notwithstanding the foregoing, Shareholder shall be permitted to engage in the activities set forth in Section 6.7 of the Merger Agreement, but only if the Company is permitted to take such actions in accordance with such sections.

Section 7. No Proxies for or Encumbrances on Subject Shares; Waiver of Appraisal Rights. Except pursuant to the terms of this Agreement, during the Agreement Period, Shareholder shall not (nor shall Shareholder permit any Person under Shareholder’s control to), directly or indirectly, (i) grant any proxies, powers of attorney, rights of first offer or refusal or enter into any voting trust, voting agreement or arrangement with respect to any of the Subject Shares, (ii) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) (each, a “Transfer”), (iii) otherwise permit any Liens to be created on any of the Subject Shares, (iv) exercise, or give notice of an intent to exercise, any

4

Options unless the Shares underlying such Options become subject to this Agreement upon such Option exercise, or (v) enter into any contract, agreement, option, instrument or other arrangement or understanding with respect to the direct or indirect Transfer of, any Subject Shares. Shareholder shall not, and shall not permit any Person under Shareholder’s control or any of his, her or their respective representatives to, seek or solicit any such Transfer or any such contract, agreement, option, instrument or other arrangement or understanding. Shareholder hereby irrevocably and unconditionally waives any and all rights Shareholder may have as to appraisal, dissent or any similar or related matter with respect to any of the Subject Shares relating to the Merger or any of the transactions contemplated by the Merger Agreement.

Section 8. Further Assurances. Parent and Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law and regulations, to perform their respective obligations under this Agreement.

Section 9. Miscellaneous.

(a)       Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

If to Parent:

American CyberSystems, Inc.
2400 Meadowbrook Pkwy
Duluth, Georgia 30096
Attn: Sanjeev Sardana and Nick Goel
Facsimile: 877-270-6248
Email: ssardana@acsicorp.com; nick.goel@acsicorp.com

with a copy to:

McKenna Long & Aldridge LLP
303 Peachtree Street, Suite 5300
Atlanta, Georgia 30308
Attn: Michael Cochran
Facsimile: 404-527-4198
Email: mcochran@mckennalong.com

If to Shareholder, to his or her address set forth on the signature page hereto.

and/or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a business day in the jurisdiction in which such notice is received. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the jurisdiction in which such notice is received.

5

(b)          Amendment and Waivers. Any provision of this Agreement may be amended or waived during the Agreement Period if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

(c)          Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Neither Shareholder, on the one hand, nor Parent, on the other hand, may assign this Agreement or any of his , her or its rights, interests or obligations hereunder (whether by operation of applicable Law or otherwise) without the prior written approval of Parent or Shareholder, as applicable.

(d)          Termination. This Agreement shall automatically terminate and become void and of no further force or effect on the earliest to occur of (i) the Effective Time, (ii) the termination of this Agreement by written notice from Parent to the Shareholder, (iii) the termination of the Merger Agreement, (iv) the occurrence of a Company Adverse Recommendation Change and (v) the termination of the Offer or any amendment, modification, change or waiver to the terms of the Offer that results in any decrease in the Offer Price or any change in the form of consideration to be used to purchase Shares (the period from the date hereof through such time being referred to as the “Agreement Period”); provided that Sections 9(a), 9(b), 9(e) and 9(g) shall survive such termination.

(e)          Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the law of the State of Minnesota, without regard to the conflicts of law rules of such state.

(f)          Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.

(g)          Specific Performance; Non-Exclusivity. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Shareholder agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this

6

Agreement without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.

(h)          Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(i)           Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

(j)           Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(k)          Interpretation. Any reference to any national, state, local or foreign law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

(m)         Shareholder Capacity. Shareholder is signing and entering this Agreement solely in his or her capacity as the beneficial owner of Subject Shares, and nothing herein shall limit or affect in any way any actions that may be hereafter taken by him or her in his or her capacity as an employee, officer or director of the Company including, if Shareholder is a director of the Company, that no provision of this Agreement shall act to limit or otherwise prohibit Shareholder from taking any act or omission that he may undertake or authorize solely in his capacity as a director of the Company, including any vote by Shareholder in his or her capacity as a director of the Company with respect to any matter presented to the Company board of directors (it being understood that the matters subject to Section 6 hereof are subject to Section 6.7 of the Merger Agreement as it relates to such director in her or her capacity as such).

(n)          Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements made by Shareholder in this Agreement shall survive the Agreement Period; provided, however, that notwithstanding the foregoing, the parties acknowledge and agree that Parent shall be entitled to exercise all remedies with respect to any breach prior to or during the Agreement Period of the representations, warranties, covenants and agreements made by Shareholder, which breach (and all of the available remedies with respect thereto) shall expressly survive the Agreement Period.

[Remainder of this page intentionally left blank.]

7

The parties hereto have executed this Tender and Support Agreement as of the date first written above.

AMERICAN CYBERSYSTEMS, INC.,
a Georgia corporation

By:	/s/ Raj Sardana
Name:	Raj Sardana
Title:	CEO

[Shareholder Signatures Begin on the Next Page]

/s/ Brittany B. McKinney
Brittany B. McKinney, individually

Address:

7700 France Avenue South
Minneapolis, MN 55435

[Tender and Support Agreement – Shareholder Signature Page for Individuals]

SCHEDULE A

Shareholder	Shares	Company Stock Options	Restricted Stock Units
Brittany McKinney	68,624	111,250	20,626